Exhibit 10.1

February 2, 2006	Royal Bank of Canada Corporate Banking 200 Bay Street, 4th Floor Royal Bank Plaza, South Tower Toronto, Ontario M5J 2W7 Tel.: (416) 842-3726 Fax: (416) 842-5320 E-mail: tom.fairbrother@rbccm.com

Private and Confidential

Open Text Corporation

185 Columbia Street West

Waterloo, Ontario

N2L 5Z5

Attention: Alan Hoverd, Chief Financial Officer

Dear Sirs/Mesdames:

Royal Bank of Canada (the “Bank”) is pleased to offer Open Text Corporation (the “Borrower”), a demand operating credit facility (the “Credit Facility”) through its branch located at 70-74 King Street South, Waterloo, Ontario (the “Branch of Account”) or other designated booking point as agreed between the Borrower and the Bank, subject to the terms and conditions set forth below.

1.	DEFINITIONS AND SCHEDULES

The attached schedules are incorporated into this agreement by reference as if set out in full herein (collectively, this agreement and Schedules “A” to “C” are referred to herein as the “Agreement”). Schedule “A” contains definitions of capitalized terms used and not otherwise defined in this Agreement. Unless otherwise provided, all dollar amounts are in United States currency and accounting terms are to be interpreted in accordance with GAAP.

2.	COMMITMENT

The amount available under the Credit Facility shall not exceed Cdn$40,000,000, or the Equivalent US$ Amount (the “Commitment”).

3.	CREDIT FACILITY

The Credit Facility is available by way of:

(a)	RBP based loans in Canadian Dollars (“RBP Loans”);

(b)	RBUSBR based loans in US Dollars (“RBUSBR Loans”);

(c)	Bankers’ Acceptances (“BAs”);

(d)	Libor based loans in US Dollars (“Libor Loans”); and

(e)	Letters of Guarantee in Canadian Dollars or in US Dollars issued in connection with a Minority Gauss Share Purchase or a Minority IXOS Share Purchase, and, otherwise, in a maximum amount not to exceed $5,000,000 in the aggregate.

Each use of the Credit Facility by way of any of the foregoing methods is a “Borrowing” and all such usages outstanding at any time are “Borrowings”. Schedule “B” contains notice provisions applicable to Borrowings that must be complied with and the terms and conditions applicable to Borrowings made by way of BAs and LGs which must be complied with.

The Borrower and the Bank agree that the LGs issued pursuant to the Existing Credit Agreement described in Schedule “E” (the “Existing LGs”) shall be deemed, for all purposes hereof, to have been issued by the Bank under this Agreement. The Borrower and the Bank further agree to terminate the Existing Credit Agreement and the Existing Credit Agreement is hereby terminated, effective the date hereof.

4.	USE OF PROCEEDS

The Borrower shall use the proceeds of Borrowings under the Credit Facility for general operating requirements including (i) to fund Distributions permitted by Section 18(g), (ii) to finance Acquisitions permitted under Section 18(p) (each, a “Permitted Acquisition”), (iii) to finance Capital Expenditures permitted by Section 18(n), and (iv) to finance Minority Gauss Share Purchases or Minority IXOS Share Purchases.

5.	AVAILABILITY

The Borrower may borrow, convert, repay and reborrow at any time, on the terms and subject to the conditions of this Agreement, provided that the aggregate Borrowings outstanding under the Credit Facility shall not, at any time, exceed the Commitment. The Credit Facility is made available at the sole discretion of the Bank and the Bank may cancel or restrict availability of any unutilized portion of the Credit Facility at any time and from time to time without notice or demand.

6.	REPAYMENTS AND COMMITMENT REDUCTIONS

(a)	The Credit Facility shall revolve and no payments shall reduce the Commitment.

(b)	Notwithstanding compliance with the covenants and all other terms and conditions of this Agreement, and regardless of the maturities of any outstanding instruments or contracts, the Bank, in its sole discretion, shall be entitled to require payment of all or any part of the Borrowing at any time upon demand (“Demand”) not withstanding compliance by the Borrower with the terms of the Credit Documents and the Bank may terminate the Credit Facility at any time without notice or demand.

(c)

Upon Demand, the Borrower shall pay to the Bank all Borrowings outstanding under this Agreement including, without limitation, an amount equal to the aggregate of the face amounts of all BAs and LGs which are unmatured or unexpired, which amount shall be held by the Bank as security for the Borrower’s obligations to the Bank in respect of such instruments or contracts. The Bank may enforce its rights to realize upon its security and retain an amount sufficient to secure the Borrower’s obligations to the Bank in respect of such instruments or contracts.

7.	EXTENSIONS

Given the nature of the Credit Facility, no formal extension is required.

8.	INTEREST RATES AND FEES

(a)	Interest Rates. The interest rates applicable to Borrowings shall be as follows:

RBP Loans: RBUSBR Loans: BAs: Libor Loans: LG Fee:

RBP per annum.

RBUSBR per annum.

RBPAF plus 125 basis points per annum.

Libor plus 125 basis points per annum.

125 basis points per annum, subject to a minimum fee of Cdn$100 or US$100 based on the currency of the LG.

(b)	Set-up Fee. A set-up fee of $8,000 is payable by the Borrower on the Acceptance Date. This fee is non-refundable and shall be earned by the Bank and paid by the Borrower to the Bank on the Acceptance Date.

(c)	Annual Review Fee. The Borrower shall pay an annual review fee of $5,000 on each anniversary of the Acceptance Date.

9.	CALCULATION AND PAYMENT OF INTEREST AND FEES

(a)	RBP Loans and RBUSBR Loans. The Borrower shall pay interest on each RBP Loan and RBUSBR Loan monthly in arrears, on the 26th day of each month. Such interest will be calculated monthly and will accrue daily on the basis of the actual number of days elapsed and a year of 365 days. Any change in RBP or RBUSBR shall be effective as of the opening of business on the day such change takes place. Interest on RBP Loans shall be paid in Canadian Dollars. Interest on RBUSBR Loans shall be paid in US Dollars.

(b)	BAs. The Borrower shall pay an acceptance fee in advance on the date of issue of each BA at the applicable rate provided for in this Agreement. Acceptance fees shall be calculated on the face amount of the BA issued and based upon the number of days in the term thereof and a year of 365 days.

(c)	LG Fees. The Borrower shall pay an LG fee on the date of issuance of any LG calculated on the face amount of the LG issued and based on the number of days in the term thereof and a year of 365 days, subject to a minimum fee of Cdn$100 or US$100 based on the currency of the LG.

(d)	Libor Loans. The Borrower shall pay interest on each Libor Loan, on each Libor Interest Date, calculated in arrears. Such interest will accrue daily on the basis of the actual number of days elapsed and a year of 360 days.

(e)	Limit on Interest. The Borrower shall not be obligated to pay any interest, fees or costs under or in connection with this Agreement in excess of what is permitted by law.

(f)	Overdue Payments. Any amount that is not paid when due hereunder shall, unless interest is otherwise payable in respect thereof in accordance with the terms of this Agreement or the instrument or contract governing same, bear interest until paid at the rate of RBP plus 5% per annum or, in the case of an amount in US Dollars, RBUSBR plus 5% per annum.

(g)	Equivalent Yearly Rates. The annual rates of interest or fees to which the rates calculated in accordance with this Agreement are equivalent, are the rates so calculated multiplied by the actual number of days in the calendar year in which such calculation is made and divided by 365 or, in the case of Libor Loans, divided by 360.

(h)	Time and Place of Payment. All amounts due by the Borrower pursuant to this Agreement shall be paid at the Branch of Account in immediately available funds for value on the day such amount is due in Canadian Dollars, or US Dollars in the case of Borrowings denominated in US Dollars, or as otherwise provided herein. If a day on which an amount is due is not a Business Day such amount shall be deemed for all purposes of this Agreement to be due on the Business Day next following such day and all interest and other fees shall continue to accrue until payment. Interest and fees payable under this Agreement are payable both before and after any or all of default, demand and judgment.

10.	EXCHANGE RATE FLUCTUATIONS

If, for any reason, the amount of Borrowings outstanding in US Dollars under the Credit Facility, when converted to the Equivalent Cdn.$ Amount, exceeds the Commitment, the Borrower shall immediately repay such excess or shall grant additional security to the Bank in form and substance satisfactory to the Bank.

11.	INCREASED COSTS

The Borrower shall reimburse the Bank for any additional cost or reduction in income arising as a result of (i) the imposition of, or increase in, taxes on payments due to the Bank hereunder (other than capital taxes, taxes on the overall net income of the Bank and other taxes not directly relating to the Credit Facility), (ii) the imposition of, or increase in, any reserve or other similar requirement imposed by any Applicable Law or the interpretation thereof, and (iii) the imposition of, or change in, any other condition affecting the Credit Facility imposed by any Applicable Law or the interpretation thereof.

12.	EVIDENCE OF INDEBTEDNESS

The Bank shall open and maintain at the Branch of Account accounts and records evidencing the Borrowings made available to the Borrower by the Bank under this Agreement. The Bank shall record the principal amount of each Borrowing, the payment of principal and interest and all other amounts becoming due to the Bank under this Agreement.

The Bank’s accounts and records constitute, in the absence of manifest error, conclusive evidence of the indebtedness of the Borrower to the Bank pursuant to this Agreement.

The Borrower authorizes and directs the Bank to automatically debit, by mechanical, electronic or manual means, any bank account of the Borrower for all amounts due and payable by the Borrower to the Bank pursuant to this Agreement.

13.	CONDITIONS PRECEDENT

(a)	The obligation of the Bank to make the initial Borrowing available to the Borrower is conditional upon the conditions precedent specified in Section 13(c) and the following conditions precedent:

(i)	receipt of (x) a certified copy of the constating documents and by-laws of the Borrower and Open Text Inc. (the “Guarantor”), and of all corporate and other proceedings taken and required to be taken by the Borrower and the Guarantor to authorize the execution and delivery of the Credit Documents to which such Person is a party and the performance of the transactions contemplated thereby; (y) a certificate of status or like certificate of the Borrower and the Guarantor; and (z) a certificate of incumbency of the Borrower and the Guarantor;

(ii)	receipt of satisfactory legal opinions of counsel to the Borrower and the Guarantor in their jurisdiction of incorporation/organization and each other relevant jurisdiction;

(iii)	perfection of the security interests created by the Security Documents under applicable personal property security legislation;

(iv)	receipt of all governmental, shareholder and third party consents and approvals necessary, or in the reasonable opinion of the Bank, desirable;

(v)	receipt of executed Credit Documents;

(vi)	payment of all fees (including all legal fees of the Bank), expenses and other amounts then payable under the Credit Documents;

(vii)	receipt of most recent audited consolidated financial statements of the Borrower together with an Annual Financial Forecast;

(viii)	there shall not have occurred or become known any material adverse change or any condition or event that could reasonably be expected to result in a material adverse change in the business, revenues, operations, results of operations, financial condition, assets or liabilities (contingent or otherwise), in each case, taken as a whole (each, a “Material Adverse Change”) of the Borrower and its Subsidiaries taken as a whole since June 30, 2005;

(ix)	the Bank shall have completed to its satisfaction a due diligence investigation of the operations and undertakings of the Borrower;

(x)	receipt of evidence satisfactory to the Bank that all amounts owing (other than contingent amounts owing under the Existing LGs) have been repaid in full and final satisfaction and that the Existing Credit Agreement shall have been terminated; and

(xi)	such financial or other information or documents relating to the Borrower as the Bank may reasonably require.

(b)	The obligation of the Bank to make any Borrowing (including the initial Borrowing) shall be subject to the condition precedent that on the date of such Borrowing, and immediately after giving effect thereto and to the application of any proceeds therefrom:

(i)	all of the representations and warranties of the Borrower herein are true and correct on and as of such date as though made on and as of such date;

(ii)	no event or condition has occurred and is continuing, or would result from such Borrowing, which constitutes or which, with notice, lapse of time, or both, would constitute, a breach of any covenant or other term or condition of this Agreement or of any Credit Document; and

(iii)	such Borrowing will not violate any Applicable Law then in effect.

(c)	The making of Borrowings hereunder, without the fulfilment of one or more conditions set forth in Sections 13(a) or 13(b), shall not constitute a waiver of any such condition, and the Bank reserves the right to require fulfilment of such condition in connection with any subsequent Borrowing.

14.	SECURITY

Prior to or contemporaneously with the initial Borrowing under the Credit Facility, the Borrower shall provide or cause to be provided to the Bank as continuing collateral security for the present and future indebtedness and liability of the Borrower to the Bank under the Credit Documents the following security (the “Security”), in form and substance satisfactory to the Bank, together with any relevant power of attorney, registrations, filings and other supporting documentation deemed necessary by the Bank or its counsel, acting reasonably, to perfect the same or otherwise in respect thereof:

(a)	general security agreement creating a first priority perfected security interest from the Borrower over all of its personal property;

(b)	a guarantee of the obligations of the Borrower under the Credit Facility from the Guarantor;

(c)	security agreement (accounts receivable) creating a first priority perfected security interest from the Guarantor over all of the Guarantor’s accounts receivable; and

(d)	such other documents and opinions of counsel to the Borrower and the Guarantor to evidence the due authorization, registration, validity and enforceability of the above guarantee and security documents.

The Borrower will from time to time at its expense duly authorize, execute and deliver, and cause the Guarantor to duly authorize, execute and deliver, to the Bank such further instruments and documents and take such further action as the Bank may reasonably request for the purpose of obtaining or preserving the full benefits granted or intended to be granted to the Bank by the Security Documents and of the rights and remedies therein granted to the Bank, including without limitation, the filing of financing statements or other documents under any Applicable Law with respect to the Liens created thereby. The Bank agrees that filings with the Canadian Intellectual Property Office (or the equivalent in other jurisdictions) will not be required in respect of the Intellectual Property identified in the Disclosure Schedules. Unless prohibited by Applicable Law, the Borrower authorizes the Bank to file any such financing statement or similar documents without the signature of the Borrower or the Guarantor, or to execute such financing statement as attorney for the Borrower or the Guarantor in the event that the Borrower or the Guarantor fails to do so promptly upon request by the Bank.

15.	REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Bank effective as of the Acceptance Date and at all times thereafter that:

(a)	Incorporation and Qualification. The Borrower is a corporation duly amalgamated or continued and validly existing under the laws of the Province of Ontario or the laws of Canada. The Guarantor is a corporation, duly incorporated, and validly existing under the laws of Illinois and, but for the Guarantor’s failure to file a Report After Merger with the Illinois Secretary of State and failure to pay approximately $50,000 in franchise taxes that have been assessed against the Guarantor by the State of Illinois, in each case since June 2005, as of the date hereof, the Guarantor would be a corporation in good standing under the laws of the State of Illinois. Each of the Borrower and Guarantor is duly qualified, licensed or registered to carry on business under the laws applicable to it in all jurisdictions in which such qualification, licensing or registration is necessary or where failure to be so qualified would have a Material Adverse Effect.

(b)	Corporate Power. Each of the Borrower and the Guarantor have all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted by it. Each of the Borrower and the Guarantor has all requisite power and authority to enter into and perform its obligations under the Credit Documents to which it is a party.

(c)	Corporate Action, No Conflict, Etc. The execution, delivery and performance by each of the Borrower and the Guarantor of the Credit Documents to which such Person is a party have been duly authorized by all necessary corporate, partnership or other action including, without limitation, the obtaining of all necessary shareholder or unitholder consents and do not violate the constating documents of such Person or any Applicable Laws which if violated would have a Material Adverse Effect or any Material Agreements to which such Person is subject or by which such Person is bound.

(d)	Governmental Approvals. No authorization, consent, approval, registration, qualification, designation, declaration or filing with any Governmental Entity or other Person, is or was necessary in connection with the execution, delivery and performance of obligations by each of the Borrower and the Guarantor under the Credit Documents to which such Person is a party except as are in full force and effect, unamended.

(e)	Execution and Binding Obligation. Each of the Credit Documents has been duly executed and delivered by the Borrower and the Guarantor and constitutes legal, valid and binding obligations of such Person, enforceable against such Person in accordance with its terms.

(f)	Location of Business. The only jurisdictions (or registration districts within such jurisdictions) in which the Borrower or the Guarantor has any place of business or stores any tangible personal property are listed in the Disclosure Schedule.

(g)	Ownership of Properties. Except for Permitted Liens, each of the Borrower and the Guarantor have good and valid title to all of its assets including, without limitation, the tangible and intangible personal property reflected as assets in their books and records. Each of the Borrower and the Guarantor own, lease or have the lawful right to use all of the assets necessary for the conduct of its business.

(h)	Compliance with Laws. Each of the Borrower and the Guarantor is in compliance in all material respects with all Applicable Laws which if violated would have a Material Adverse Effect including, without limitation, all Environmental Laws.

(i)	Environmental Compliance. The Borrower’s and the Guarantor’s business and assets and, to the best of the Borrower’s knowledge, the Borrower’s other Subsidiaries’ business and assets (i) are in material compliance with all Environmental Laws; (ii) are possessed and are operated in material compliance with all Environmental Permits which are required for the operation of their respective business; and (iii) are not subject to any past or present fact, condition or circumstances that could reasonably be expected to result in any material liability under any Environmental Laws.

(j)

Material Permits. The Borrower and the Guarantor possess all Material Permits necessary to properly conduct their respective business. Each such Material Permit is (i) in full force and effect; and (ii) not subject to any dispute. No event has occurred which, with the giving of notice, lapse of time or both, would constitute a default under, or in respect of, any such Material Permit.

(k)	Trademarks, Patents, Etc. The Borrower and Guarantor possess all the material trademarks, trade names, copyrights, patents and licences and other Intellectual Property reasonably necessary for the conduct of their respective businesses. To the knowledge of the Borrower and Guarantor, neither the Borrower nor the Guarantor is infringing or, to the best of the Borrower’s knowledge, is alleged to be infringing upon the rights of any Person with respect to any material patent, trademark, trade name, copyright (or any application or registration in respect thereof), licence, discovery, improvement, process, formula, know-how, data, plan or specification. Except as set out in the Disclosure Schedule, neither the Borrower nor the Guarantor have any registered material trademarks, trade names, copyrights, material patents and intellectual property licences (other than software licences) or other Intellectual Property.

(l)	Subsidiaries. (i) There are no Subsidiaries of the Borrower other than the Subsidiaries identified as such in the Disclosure Schedule; (ii) the share ownership of each of such Subsidiaries is as described in the Disclosure Schedule; and (iii) neither the Borrower nor any of its Subsidiaries is, directly or indirectly, a member of, or participant in, any partnership, joint venture other than partnership reseller programs and joint bidding arrangements on projects, in each case, in the ordinary course of the Borrower’s business. Each of the Restricted Subsidiaries and Material Restricted Subsidiaries are identified in the Disclosure Schedule.

(m)	No Burdensome Agreements. Neither the Borrower nor the Guarantor is a party to any agreement or instrument or subject to any restriction (including any restriction set forth in its constating documents, by-laws or any shareholders’ agreement applicable to it) which could reasonably be expected to have a Material Adverse Effect.

(n)	No Litigation. There are no actions, suits, arbitrations or proceedings pending, taken or, to the Borrower’s knowledge, threatened, before or by any Governmental Entity or other Person affecting the Borrower or the Guarantor which could reasonably be expected to have a Material Adverse Effect other than as described in the quarterly report on Form 10-Q for the quarterly period ended September 30, 2005. No law, rule, regulation, by-law, decision, order or judgment which may affect the Borrower or Guarantor has been enacted, promulgated or applied which challenges, or to the best of the Borrower’s knowledge, has been proposed which may challenge, the validity or propriety of the Credit Documents or the transactions contemplated thereunder.

(o)	Labour Matters. There are no existing or threatened strikes, lock-outs or other disputes relating to any collective bargaining agreement to which the Borrower or the Guarantor is a party.

(p)	Material Agreements. Neither the Borrower nor the Guarantor is a party or otherwise subject to or bound or affected by any Material Agreement, except as set out in the Disclosure Schedule or as publicly disclosed up to and including the quarterly report on Form 10-Q for the quarterly period ended September 30, 2005. All Material Agreements are in full force and effect, and neither the Borrower nor the Guarantor, or to the best of the Borrower’s knowledge, any other party to any Material Agreement has defaulted in any material fashion under any of the Material Agreements. No event has occurred which, with the giving of notice, lapse of time or both, would constitute a material default under, or in respect of, any such Material Agreement. There is no material dispute regarding any such Material Agreement.

(q)	Books and Records. All books and records of the Borrower and the Guarantor have been fully, properly and accurately kept and completed in accordance with GAAP and there are no material inaccuracies or discrepancies of any kind contained or reflected therein. The Borrower’s and the Guarantor’s records, systems, controls, data or information are not recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the direct control of the Borrower or the Guarantor, as the case may be. The Borrower and the Guarantor have (i) maintained all its environmental and operating records in the manner and for the periods required by applicable Environmental Law, and (ii) filed all reports which are required by applicable Environmental Law to be filed on the happening of any reportable event.

(r)	Tax Liability. Except as disclosed in the Disclosure Schedule, each of the Borrower and the Guarantor has filed or caused to be filed all tax returns which, to its knowledge, are required to have been filed, and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Entity (other than those the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided in its books other than those in respect of which waivers or extensions have been granted by the applicable Governmental Entity) and no tax liens have been filed and no claims are being asserted with respect to any such taxes, fees or other charges.

(s)	Financial Statements. The financial statements of the Borrower for its most recently-ended fiscal period which have been provided to the Bank are accurate and complete in all material respects, and fairly present the financial condition and business operations of the Borrower, as at the date thereof and are prepared in a form and manner consistent with existing financial reporting practices of the Borrower for its consolidated operations in accordance with GAAP and, since such date, there has been no Material Adverse Effect.

(t)

No Default. Neither the Borrower nor the Guarantor is in violation of its constating documents, its by-laws or any shareholders’ agreement applicable to it. Neither the Borrower nor the Guarantor has failed to pay the principal or premium or interest on any of its Debt to an Arm’s Length party on the later of (i) the date that such amount has become due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise); and (ii) the date immediately following the last day of the applicable grace period, if any, specified in the agreement or instrument relating to such Debt. No other event has occurred or condition exists, and is continuing after the applicable grace period, if any, specified in any agreement or instrument relating to any Debt of the Borrower or the Guarantor, the effect of which is to accelerate, or permit the acceleration of such Debt. No Debt of the Borrower or the Guarantor has been declared to be due and payable prior to its stated maturity. No event has occurred and is continuing which constitutes, or which, with notice, lapse of time, or both, would constitute a breach of any covenant or other term or condition under this Agreement or any of the other Credit Documents.

(u)	Financial Information. Neither this Agreement nor any forecast or certificate furnished to the Bank by or on behalf of the Borrower or the Guarantor in connection with the transactions contemplated by this Agreement, contain any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading under the circumstances in which they were made at the time such statements are made. All forecasts and projections supplied to the Bank in connection with the transactions contemplated by this Agreement were prepared in good faith, disclosed all material assumptions relevant and the most recent versions of all such forecasts provided to the Bank are, in the opinion of the Borrower, reasonable estimates of the prospect of its business. There is no fact known to the Borrower or the Guarantor which the Borrower has not disclosed to the Bank which could reasonably be expected to have a Material Adverse Effect.

(v)	Reporting Issuer Shares. The Borrower is a reporting issuer in the Provinces of British Columbia, Alberta, Ontario, Quebec, Manitoba, Saskatchewan, New Brunswick, Nova Scotia, Prince Edward Island and Newfoundland pursuant to the laws of such Provinces and is not in default under the securities laws of such provinces.

(w)	Potential Prior-Ranking Claims. Each of the Borrower and the Guarantor has paid or made provision for payment of all Potential Prior-Ranking Claims which are due and payable.

(x)	Royalty Agreements. Each of the Royalty Agreements has been duly executed and delivered by the parties thereto and constitutes legal, valid and binding obligations of such Persons, enforceable against such Persons in accordance with its terms.

The representations and warranties in this Agreement are deemed to be repeated as at the time of each Borrowing hereunder. The representations and warranties in this Agreement and in any certificates or documents delivered to the Bank shall not merge in or be prejudiced by and shall survive any Borrowing and shall continue in full force and effect so long as any amounts are owing by the Borrower to the Bank under this Agreement.

16.	REPORTING COVENANTS

So long as any amount owing under this Agreement remains unpaid or the Bank has any obligation under this Agreement, the Borrower shall provide the Bank with the following materials unless such materials are posted and available to the Bank on SEDAR or EDGAR:

(a)	from time to time upon request of the Bank, unaudited consolidated financial statements for the Borrower within 60 days after the last Business Day of each of the first 3 Financial Quarters, together with financial statements for each of the Borrower and the Guarantor for such Financial Quarter on an unconsolidated basis;

(b)	annual audited consolidated financial statements for the Borrower within 90 days after the end of each Financial Year together with an Annual Financial Forecast for the next following Financial Year;

(c)	annual unaudited unconsolidated financial statements for each of the Borrower and the Guarantor within 120 days after the end of each Financial Year;

(d)	together with the financial statements delivered pursuant to Sections 16(a), 16(b) and 16(c), a compliance certificate, substantially in the form of Schedule ”C” (a “Compliance Certificate”), certifying compliance with this Agreement.

(e)	as soon as available, and in any event within five Business Days after the Borrower or the Guarantor learns of the occurrence of a Material Adverse Change or any event which constitutes, or which, with notice, lapse of time, or both, would constitute a breach of any covenant or other term or condition of this Agreement or any other Credit Document, a statement of the chief financial officer of the Borrower setting forth the details of such Material Adverse Change or such event, as the case may be;

(f)	to provide the Bank with prompt written notice of any non-compliance by the Borrower or any of the Restricted Subsidiaries with any Environmental Laws or any Release from the land of the Borrower of a Hazardous Substance into the natural environment and to indemnify and save harmless the Bank from all liability of Loss as a result of an Environmental Activity or any non-compliance with any Environmental Law; and

(g)

together with the Compliance Certificate to be delivered pursuant to Section 16(d), written notice of any previously undisclosed (i) registered material trademarks, trade names, copyrights, material patents and intellectual property licences (other than software licences) of the Borrower and Guarantor, the absence of which would have a Material Adverse Effect, (ii) jurisdictions (or registration districts within such jurisdictions) in which the Borrower or the Guarantor has any place of business or stores any tangible personal property (or the equivalent amount in any other currency), (iii) Material Restricted Subsidiaries of the Borrower or membership, partnership, joint venture, syndicate interest or other interest of the Borrower or any of its Subsidiaries in any other Person, (iv) actions, suits, arbitrations or proceedings pending, taken or threatened before or by any Governmental Entity or other Person affecting the Borrower or any of its Material Restricted Subsidiaries which could reasonably expected to have a Material Adverse Effect, (v) Material Permits, and (vi) Material Agreements;

(h)	from time to time upon request of the Bank, evidence of the maintenance of all insurance required to be maintained pursuant to this Agreement, including originals or copies as the Bank may request of policies, certificates of insurance, riders, endorsements and proof of premium payments;

(i)	promptly upon their issuance, copies of all notices, reports, press releases, circulars, offering documents and other documents filed with, or delivered to, any stock exchange or the Ontario Securities Commission or a similar Governmental Entity in any other jurisdiction; and

(j)	such other information respecting the condition or operations, financial or otherwise, of the Borrower or any of its Subsidiaries as the Bank may from time to time reasonably request.

Nothing contained in Section 16 shall limit any right of the Bank under this Agreement to terminate or demand payment of, or cancel or restrict availability of any unutilized portion of, any demand or other discretionary facility made available under this Agreement.

17.	POSITIVE COVENANTS

So long as any amount owing under this Agreement remains unpaid or the Bank has any obligation under this Agreement, the Borrower shall:

(a)	Payment. Pay all sums of money when due by it under this Agreement according to the terms hereof and shall pay, or cause to be paid, all sums of money when due under any other Credit Document according to the terms thereof;

(b)	Proceeds. Use proceeds of all Borrowings solely for the purposes specified in Section 4.

(c)	Corporate Existence. Except as otherwise permitted in this Agreement, preserve and maintain, and cause the Guarantor to preserve and maintain, its corporate existence, and its agreements, licenses, operations, contracts, franchises and other arrangements.

(d)	Compliance with Laws, etc. Comply, and cause the Guarantor to comply in all material respects, with the requirements of all Applicable Laws and shall comply and cause each of its Subsidiaries to comply in all material respects with Environmental Laws.

(e)	Credit Policy and Accounts Receivable. Maintain, and cause the Guarantor to maintain, at all times, written credit policies consistent with good business practices, adhere to such policies and collect, and cause the Guarantor to collect, accounts receivable in the ordinary course of business.

(f)	Conduct of Business. Conduct, and cause the Guarantor to conduct their respective businesses in accordance with good business practice, including obtaining and maintaining all Material Permits.

(g)	Maintenance of Properties, etc. Maintain and preserve, and cause the Guarantor to maintain and preserve, all of its and their properties used or useful in its and their business in good repair, working order and condition (reasonable wear and tear excepted) except where failure to maintain or preserve the properties in that state could not reasonably be expected to have a Material Adverse Effect.

(h)	Payment of Taxes and Claims. Pay or cause to be paid and cause the Guarantor to pay or cause to be paid, when due (i) all taxes, assessments and governmental charges or levies (including interest and penalties) imposed upon it or upon its income, sales, capital or profit or any other property belonging to it or to the Guarantor; and (ii) Potential Prior-Ranking Claims, except any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings and in respect of which the Borrower or the Guarantor have established adequate reserves in accordance with GAAP or which are Permitted Liens.

(i)	Keeping of Books. Keep, and cause each of the Guarantor to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business in accordance with GAAP.

(j)	Visitation and Inspection. At any reasonable time or times, permit the Bank to visit the properties of the Borrower, and to discuss their affairs, finances and accounts with the officer appointed as (or performing the functions of) the chief financial officer of the Borrower.

(k)	Maintenance of Insurance. Maintain, in respect of itself and the Guarantor, insurance at all times with responsible insurance carriers and in such amounts and covering such risks as are usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or the Guarantor, as the case may be, operate, such policies, in the case of property insurance policies, to show the Bank as Loss payees or additional insured, as applicable, under a mortgage clause in a form approved by the Insurance Bureau of Canada and the equivalent governing body of the United States of America, as applicable.

(l)	Cure Defects. Promptly cure or cause to be cured any defects in the execution and delivery of any of the Credit Documents or any defects in the validity or enforceability of any of the Security and at its expense, execute and deliver or cause to be executed and delivered, all such agreements, instruments and other documents as the Bank may consider necessary or desirable for the foregoing purposes.

(m)

Further Assurances. At its cost and expense, upon reasonable request of the Bank, execute and deliver or cause the Guarantor to execute and deliver to the Bank such further instruments and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of the Bank to carry out more effectually the provisions and purposes of the Credit Documents.

Nothing contained in Section 17 shall limit any right of the Bank under this Agreement to terminate or demand payment of, or cancel or restrict availability of any unutilized portion of, any demand or other discretionary facility made available under this Agreement.

18.	NEGATIVE COVENANTS

So long as any amount owing under this Agreement remains unpaid or the Bank has any obligation under this Agreement, the Borrower shall not:

(a)	Debt. Create, incur, assume or suffer to exist or permit any of the Restricted Subsidiaries to create, incur, assume or suffer to exist any Debt other than (i) Debt to the Bank under this Agreement; (ii) secured or unsecured third party Debt incurred by the Borrower or a Restricted Subsidiary in an aggregate amount not to exceed $10,000,000; (iii) Debt between the Borrower and any of the Restricted Subsidiaries or, between the Restricted Subsidiaries and any of the Restricted Subsidiaries or the Borrower, provided that any Debt owing by the Borrower to any of the Restricted Subsidiaries shall be contractually subordinate and junior in right of payment to the Debt owing by the Borrower to the Bank under this Agreement and provided further that after Demand hereunder the applicable Subsidiary shall have no right to any payment of any amount of principal or interest until all amounts owing to the Bank under this Agreement have been irrevocably paid in full and this Agreement has been terminated; (iv) Debt owing to IXOS Software AG or Gauss Interprise AG or any of their respective Subsidiaries by the Borrower and any Restricted Subsidiary, provided that after Demand hereunder IXOS Software AG or Gauss Interprise AG or any of their respective Subsidiaries shall have no right to any payment of principal or interest under such Debt until all amounts owing to the Bank under this Agreement have been irrevocably paid in full and this Agreement has been terminated and provided further that any such Debt incurred in connection with any reorganization, restructuring or similar transaction will be unsecured and subordinated to the Debt hereunder and (except for Debt owing by the Borrower to Gauss Interprise AG incurred in connection with the Acquisition permitted by Section 18(p)(iii)) no principal shall be payable at any time until all amounts owing to the Bank under this Agreement have been irrevocably paid in full and this Agreement has been terminated; (v) Debt owing to Computershare Trust Company of Canada in connection with the acquisition of real property located at 275 Frank Tompa Drive, Waterloo, Ontario; and (vi) Debt in connection with the guarantee granted by the Borrower of the obligations of 2016090 Ontario Inc. and 2016091 Ontario Inc. in respect of Minority Gauss Share Purchases or Minority IXOS Share Purchases.

(b)	Liens. Create, incur, assume or suffer to exist, or permit any of its Restricted Subsidiaries to create, incur, assume or suffer to exist any Lien on or affecting any of their respective properties, assets or other rights, including without limitation Intellectual Property, other than Permitted Liens.

(c)	Mergers, Etc. Subject to the next following sentence and except as otherwise permitted in this Agreement, enter into, or permit the Guarantor to enter into, any transaction (whether by way of reorganization, consolidation, amalgamation, winding up, merger, sale, lease or otherwise) whereby (i) all or any substantial part of its undertaking or assets would become the property of any other Person; (ii) the Borrower ceases to hold, directly or indirectly, 100% of the shares of the Guarantor; or (iii) a Change of Control would occur. The Borrower and the Guarantor may enter into such transactions with any Subsidiary of the Borrower if (x) immediately after giving effect to the transaction, no event shall have occurred and be continuing which constitutes or which with notice, lapse of time, or both would constitute a breach of any covenant or other term or condition of this Agreement or any other Credit Documents and could reasonably be expected to have a Material Adverse Effect and the Bank shall have received a certificate of an officer of the Borrower in form satisfactory to it acting reasonably to such effect, (y) in the case of a transaction involving the Borrower, the continuing corporation is also a corporation existing under the laws of Canada or one of its provinces or territories, (z) the continuing corporation assumes the Borrower’s or the Guarantor’s obligations, as the case may be, under the Credit Documents pursuant to an agreement in form and substance satisfactory to the Bank, and if the continuing corporation is, in the case of the Borrower, not a corporation existing under the laws of Canada or the Province of Ontario or, in the case of the Guarantor, not a corporation existing under the laws of Illinois the Bank receives an opinion of counsel to the Borrower and the Guarantor (in form and substance satisfactory to the Bank acting reasonably) that the relevant Credit Documents constitute enforceable obligations of the Borrower and the Guarantor within 10 Business Days of delivering a written request for same to the Borrower.

(d)	Disposal of Assets Generally. Dispose of, or permit the Guarantor to Dispose of any of its assets or properties with a fair market value in excess of $5,000,000 in the aggregate to any Person other than (i) Dispositions of assets (other than Intellectual Property) in the ordinary course of business for the purpose of carrying on the Business on commercially reasonable terms, (ii) Disposition of obsolete assets, (iii) Disposition of assets or properties (other than Intellectual Property) by the Borrower or the Guarantor to the Borrower or any Restricted Subsidiary, and (iv) Disposition of assets or properties (other than Intellectual Property) by the Borrower or the Guarantor to IXOS Software AG or Gauss Interprise AG or any of their respective Subsidiaries at fair market value for cash consideration.

(e)

Transactions with Related Parties. Except as otherwise permitted in Section 18(g) and (h), directly or indirectly, enter into or allow any of the Restricted Subsidiaries to enter into, any contract with, make any financial accommodation for or otherwise enter into any transaction with a Person not at Arm’s Length with the Borrower except in the ordinary course and consistent with, in all material respects, current practices of the Borrower and pursuant to the reasonable requirements of business and at prices and on terms not less favourable to the Borrower or such Subsidiary, as the case may be, than could be obtained in a comparable Arm’s Length transaction with a Person who is not at Arm’s Length with the Borrower.

(f)	Change in Business. Make any material change in the nature of the Business or permit any of the Material Restricted Subsidiaries to make any change in the nature of its business.

(g)	Distributions. Declare, make or pay or permit any of the Restricted Subsidiaries to declare make or pay any Distributions, except that (i) the Borrower or any such Restricted Subsidiary may declare and pay dividends to the Borrower or any Restricted Subsidiary of the Borrower; (ii) the Borrower or any such Restricted Subsidiary may make payments on account of principal or interest or both in respect of Debt permitted pursuant to Sections 18(a)(i), 18(a)(ii), 18(a)(v) and 18(a)(vi); (iii) the Borrower may make payments in respect of dividends and/or repurchases of shares in its capital in a maximum aggregate amount not to exceed $20,000,000 in any Financial Quarter and $50,000,000 in any Financial Year; (iv) the Borrower or any such Restricted Subsidiary may make payments on account of principal or interest in respect of Debt permitted pursuant to Section 18(a)(iii), provided that after Demand hereunder no payments on account of principal or interest in respect of such Debt shall be permitted until all amounts owing to the Bank under this Agreement have been irrevocably paid in full and this Agreement has been terminated; and (v) the Borrower or any such Restricted Subsidiary may make payments on account of principal and interest in respect of Debt permitted pursuant to Section 18(a)(iv), other than principal in respect of any Debt incurred in connection with reorganization, restructuring or similar transaction, by the Borrower or such Restricted Subsidiary, as the case may be, to IXOS Software AG or Gauss Interprise AG or any of their respective Subsidiaries (except for Debt owing by the Borrower to Gauss Interprise AG incurred in connection with the Acquisition permitted by Section 18(p)(iii)), provided that after Demand hereunder no payments on account of principal or interest in respect of such Debt shall be permitted until all amounts owing to the Bank under this Agreement have been irrevocably paid in full and this Agreement has been terminated.

(h)	Investments. Make or permit any of the Restricted Subsidiaries to make, any Investment, except for (i) Investments in accordance with the Borrower’s investment policy as approved by its Board of Directors, a copy of which is attached as Schedule “F”; (ii) Investments by the Borrower in any of its Restricted Subsidiaries or by any of its Restricted Subsidiaries in any of its Restricted Subsidiaries or in the Borrower; (iii) investments by way of loans or other extensions of credit by the Borrower or any of its Restricted Subsidiaries in IXOS Software AG or Gauss Interprise AG or any of their respective Subsidiaries, or by IXOS Software AG or Gauss Interprise AG or any of their respective Subsidiaries in the Borrower or any of its Restricted Subsidiaries; and (iv) Investments to finance Minority Gauss Share Purchases or Minority IXOS Share Purchases.

(i)	Compromise of Accounts. Compromise or adjust or permit the Guarantor to compromise or adjust any of its accounts receivable (or extend the time for payment thereof) or grant any discounts, allowances or credits, in each case other than in the normal course of business.

(j)	Invoices. Re-date any invoice or sale or provision of service or make sales or provide services on extended dating beyond that customary in the Business or permit the Guarantor to do the same.

(k)	Business Outside Certain Jurisdictions. Have or permit the Guarantor to have any place of business or keep or store any material tangible property outside of those jurisdictions (or registration districts within such jurisdictions) set forth in the Disclosure Schedule (i) except upon 30 days’ written notice to the Bank; and (ii) unless the Borrower has done or caused to be done all such acts and things and executed and delivered or caused to be executed and delivered all such deeds, transfers, assignments and instruments (including opinions of counsel to the Borrower) as the Bank may reasonably require such that the Bank, shall continue to have a first priority perfected security interest (whether by way of registration or otherwise and subject only to Permitted Liens) over all of the assets of such Person).

(l)	Amendments. Allow any amendment to any Material Agreement or Material Permit of the Borrower or any of its Subsidiaries if such amendment could reasonably be expected to have a Material Adverse Effect.

(m)	Distributions by Subsidiaries. The Borrower shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of the Borrower to (a) pay dividends or make any other Distributions to the Borrower or any Restricted Subsidiaries of the Borrower (i) on the shares issued by such Restricted Subsidiary, or (ii) with respect to any other interest or participation in, or measured by, its profits; (b) repay any Debt or any other obligation owed to the Borrower or any of the Restricted Subsidiaries; (c) make loans or advances or capital contributions to the Borrower or any of the Restricted Subsidiaries; or (d) transfer any of its assets to the Borrower or any of the Restricted Subsidiaries.

(n)	Capital Expenditures. Make or commit to make, or cause any of its Restricted Subsidiaries to make or commit to make, any Capital Expenditures, other than Capital Expenditures in maximum amount not to exceed $5,000,000 in any Financial Quarter.

(o)	Royalty Agreements. Assign any of its rights, title and interests in any Royalty Agreement.

(p)

Acquisitions. Make or permit any of the Restricted Subsidiaries to make, any Acquisitions, except for (i) Acquisitions where the purchase price is payable in cash or immediately available funds in a maximum aggregate amount not to exceed $25,000,000 in any Financial Year, provided that the Borrower reasonably believes such Acquisitions will be EBITDA positive within 18 months of the date of such Acquisitions; (ii) Acquisitions where the purchase price is payable in shares of the Borrower; (iii) the Acquisition by the Borrower of certain assets of Gauss Interprise AG located in the United States for a purchase price not to exceed EURO 6,000,000; (iv) Acquisitions in connection with the Minority Gauss Share

Purchase and Minority IXOS Share Purchase; and (v) Acquisitions by any Restricted Subsidiary of any of the Restricted Subsidiaries or of any of the respective Subsidiaries of IXOS Software AG or Gauss Interprise AG at fair market value for cash consideration.

Nothing contained in Section 18 shall limit any right of the Bank under this Agreement to terminate or demand payment of, or cancel or restrict availability of any unutilized portion of, any demand or other discretionary facility made available under this Agreement.

19.	COSTS, EXPENSES AND INDEMNITY

(a)	To induce the Bank to provide its commitments and agreements hereunder, the Borrower hereby agrees to pay the Bank its reasonable expenses (including the reasonable legal fees and expenses of legal counsel to the Bank and agents retained by such legal counsel) incurred in connection with the transactions described herein, and all such expenses shall be for the Borrower’s account, whether or not the transactions contemplated in this Agreement are completed and the Credit Facility is made available to the Borrower.

(b)	The Borrower shall, whether or not the transactions contemplated in this Agreement are completed and the Credit Facility is made available to the Borrower, indemnify and hold the Bank and each of its officers, directors, employees and agents (each an “Indemnified Person”) harmless from, and shall pay to such Indemnified Person on demand any reasonable amounts required to compensate the Indemnified Person for, any claim or Loss suffered by, imposed on, or asserted against, the Indemnified Person as a result of, connected with or arising out of (i) conducting a due diligence investigation of the operations and undertakings of the Borrower, (ii) the preparation, execution and delivery of, preservation of rights under, enforcement of, or refinancing, renegotiation or restructuring of, the Credit Documents and any related amendment, waiver or consent; (iii) any advice of counsel as to the rights and duties of the Bank with respect to the administration of the Credit Facility, the Credit Documents or any transaction contemplated under the Credit Documents; (iv) a default by the Borrower hereunder and any enforcement proceedings relating to any of the Credit Documents; (v) any proceedings brought against the Indemnified Person due to its entering into any of the Credit Documents, performing its obligations under the Credit Documents, providing any Borrowing or any use of any Borrowing by the Borrower; provided that the Borrower shall have no obligation to indemnify any Indemnified Person for any of the foregoing to the extent determined by a judgment of a court of competent jurisdiction to have arisen from such Indemnified Person’s gross negligence, wilful misconduct or fraud or default by the Bank under any of the Credit Documents or breach of Applicable Law by the Bank.

(c)

The Borrower shall indemnify and hold the Indemnified Person harmless from and against any and all Environmental Liabilities and costs incurred or suffered by, or asserted against, any of the Indemnified Persons (except for Environmental Liabilities and costs attributable to the gross negligence or wilful misconduct of an Indemnified Party) including all Environmental Liabilities and costs with respect to or as a direct or indirect result of, (i) the presence on or under or the release or likely release of Hazardous Substances from any properties now, or any time heretofore or hereafter, owned, leased, operated or used by the Borrower or any of the Restricted Subsidiaries; or (ii) the breach by any mortgagor, owner, or lessee of such properties in their use of such properties of any Environmental Laws.

(d)	If, (i) any change in law or any change in the interpretation or application of any law occurring or becoming effective after the date hereof; or (ii) compliance by the Bank with any direction, request or requirement (whether or not having the force of law) of any Governmental Entity (except where such compliance is in respect of any penalty or charges resulting from the failure to pay taxes) made or becoming effective after the date hereof, has the effect of causing Loss to the Bank by (v) increasing the cost to the Bank of performing its obligations under this Agreement or in respect of any Borrowing (including the costs of maintaining any capital, reserve or special deposit requirements in connection therewith), (w) requiring the Bank to maintain or allocate any capital or additional capital or affecting its allocation of capital in respect of its obligations under this Agreement or in respect of any Borrowing or otherwise reducing the effective return to the Bank under this Agreement or in respect of any Borrowing, (x) reducing any amount payable to the Bank under this Agreement or in respect of any Borrowing by any amount it deems material, (y) causing the Bank to make any payment or to forego any return on, or calculated by reference to, any amount received or receivable by the Bank under this Agreement or in respect of any Borrowing, or (z) otherwise reducing the effective return to the Bank under this Agreement or in respect of any Borrowing or on its total capital as a result of entering into this Agreement, then, so long as the Bank is taking corresponding action under its other credit facilities comparable to the Credit Facility, the Bank may give notice to the Borrower specifying the nature of the event giving rise to such Loss and the Borrower may either (a) on demand, pay such amounts as the Bank may specify to be necessary to compensate it for any such Loss incurred after the date of such notice, or (b) provided no Loss has yet been suffered by the Bank or the Borrower has paid the compensating amount to the Bank, repay the Borrowing of the Bank and terminate the Commitment. A certificate as to the amount of any such Loss, providing reasonable detail of the calculation of such Loss and stating that the Loss calculated therein is not otherwise reflected or recovered in the interest rate on which any Borrowing is based and has been calculated on a like basis for transactions comparable to the transaction contemplated hereby and for a borrower comparable to the Borrower, submitted in good faith by the Bank to the Borrower shall be conclusive and binding for all purposes, absent manifest error.

(e)	The Borrower shall pay to the Bank on demand any amounts required to compensate the Bank for any Loss suffered or incurred by it as a result of (i) any payment being made by the Borrower in respect of a BA other than on its maturity date; (ii) the failure of the Borrower to give any notice in the manner and at the times required by this Agreement; or (iii) the failure of a Borrower to make a payment in the manner and at the time specified in this Agreement. A certificate as to the amount of any Loss submitted in good faith by the Bank to the Borrower shall be conclusive and binding for all purposes, absent manifest error.

(f)	The provisions of this Section 19 shall survive the termination of this Agreement, the repayment of all amounts owing hereunder and the cancellation of the Commitment. The Borrower acknowledges that neither its obligation to indemnify nor any actual indemnification by it of any Bank or any other Indemnified Person in respect of such Person’s losses for legal fees and expenses shall in any way affect the confidentiality or privilege relating to any information communicated by such Person to its counsel.

20.	SUCCESSORS AND ASSIGNS

This Agreement shall be binding upon and enure to the benefit of the parties and their respective successors and permitted assigns.

The Bank may assign all or part of its rights and obligations under this Agreement to any Person. The rights and obligations of the Borrower under this Agreement may not be assigned without the prior written consent of the Bank, unless such assignment occurs by operation of law as a result of a transaction permitted by Section 18(c).

The Bank may disclose to potential or actual assignees with the prior written consent of the Borrower unless a default has occurred and is continuing under any of the Credit Documents (such consent not to be unreasonably withheld) confidential information regarding the Borrower (including, any such information provided by the Borrower to the Bank). Upon the occurrence of a default that is continuing under any of the Credit Documents, the Bank may disclose to potential or actual assignees confidential information regarding the Borrower (including any such information provided by the Borrower to the Bank) and shall not be liable for any such disclosure.

21.	GENERAL

(a)	Notice. Any notice, direction, demand or other communication given under this Agreement shall, except as otherwise permitted hereunder, be in writing and be given by delivering it or sending it by personal delivery, facsimile or other similar form of recorded communication addressed to the relevant party at the address or facsimile number noted on the first page of this Agreement. Any such communication shall be deemed to have been validly and effectively given if personally delivered or transmitted by facsimile or similar means of recorded communication, on the date of such delivery if such date is a Business Day and such delivery was made prior to 3:00 p.m. (Toronto time) and otherwise on the Business Day following delivery. Any party may change its address for service from time to time by notice given in accordance with the foregoing and any subsequent notice shall be sent to the party at its changed address.

(b)	Set Off. The Bank is authorized, but not obligated, at any time, to apply any credit balance, whether or not then due, to which the Borrower is entitled on any account in any currency at any branch or office of the Bank in or towards satisfaction of the obligations of the Borrower due to the Bank under this Agreement. The Bank is authorized to use any such credit balance to buy such other currencies as may be necessary to effect such application.

(c)	No Merger. The provisions of this Agreement shall not merge with any security provided to the Bank, but shall continue in full force for the benefit of the parties hereto.

(d)	Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Credit Document will be effective unless it is in writing signed by the Borrower and the Bank. No failure or delay, on the part of the Bank, in exercising any right or power hereunder or under any Credit Document shall operate as a waiver thereof.

(e)	Severability. If any provision of this Agreement is or becomes prohibited or unenforceable in any jurisdiction, such prohibition or unenforceability shall not invalidate or render unenforceable the provision concerned in any other jurisdiction nor invalidate, affect or impair any of the remaining provisions of this Agreement.

(f)	Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due to the Bank in any currency (the “Original Currency”) into another currency (the “Other Currency”), the parties agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, the Bank could purchase the Original Currency with the Other Currency on the Business Day preceding the day on which final judgment is given or, if permitted by Applicable Law, on the day on which the judgment is paid or satisfied. The obligations of the Borrower in respect of any sum due in the Original Currency from it to the Bank under any of the Credit Documents shall, notwithstanding any judgment in any Other Currency, be discharged only to the extent that on the Business Day following receipt by the Bank of any sum adjudged to be so due in the Other Currency, the Bank may, in accordance with normal banking procedures, purchase the Original Currency with such Other Currency. If the amount of the Original Currency so purchased is less than the sum originally due to the Bank in the Original Currency, the Borrower agrees, as a separate obligation and notwithstanding the judgment, to indemnify the Bank, against any Loss, and, if the amount of the Original Currency so purchased exceeds the sum originally due to the Bank in the Original Currency, the Bank shall remit such excess to the Borrower.

(g)	Review. The Bank may conduct periodical reviews of the affairs of the Borrower, as and when determined by the Bank, for the purpose of evaluating the financial condition of the Borrower. The Borrower shall make available to the Bank such financial statements and other information and documentation as the Bank may reasonably require and shall do all things reasonably necessary to facilitate such review by the Bank.

(h)	Consent to Disclosure. The Borrower hereby grants its consent (such grant to remain in force as long as this Agreement is in effect or any Borrowings are outstanding) to any Person having information relating to any Potential Prior-Ranking Claim to release such information to the Bank at any time upon its written request for the purpose of assisting the Bank to evaluate the financial condition of the Borrower.

(i)	Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the Province of Ontario and of Canada applicable therein.

(j)	Entire Agreement. This Agreement, the Credit Documents and any other written agreement delivered pursuant to or referred to in this Agreement constitute the whole and entire agreement between the parties in respect of the Credit Facility. There are no verbal agreements, undertakings or representations in connection with the Credit Facility.

(k)	Time. Time shall be of the essence in all provisions of this Agreement.

(l)	Acceptance. The offer made by the Bank under this Agreement is open for acceptance until February 2, 2006, after which date it will be null and void, unless extended in writing by the Bank.

Please confirm your acceptance of this Agreement by signing the attached copy of this letter in the space provided below and returning it to the undersigned.

Yours truly,

ROYAL BANK OF CANADA

By:	/s/ “TOM FAIRBROTHER”
Name:	Tom Fairbrother
Title:	Authorized Signatory

OPEN TEXT CORPORATION

By:	/s/ ”ALAN HOVERD”
Name:	Alan Hoverd
Title:	Chief Financial Officer

By:
Name:
Title:

I/We have authority to bind the corporation.

Schedule A

Schedule “A” to the agreement dated February 2, 2006, between Open Text Corporation, as Borrower, and Royal Bank of Canada, as the Bank.

DEFINITIONS

For the purpose of this Agreement, the following terms and phrases shall have the following meanings:

“Acceptance Date” means the date on which the Borrower has executed this Agreement;

“Annual Financial Forecast” means detailed forecasted consolidated balance sheets, income statements and statements of operations and cash flow, prepared in accordance with GAAP (to the extent applicable) in respect of the next following 12-month period starting on July 1 of the year in which the same is delivered to the Bank;

“Applicable Laws” means, with respect to any Person, property, transaction or event, all present or future Applicable Laws, statutes, regulations, rules, orders, codes, treaties, conventions, judgments, awards, determinations and decrees of any governmental, regulatory, fiscal or monetary body or court of competent jurisdiction in any applicable jurisdiction;

“Acquisitions” means any purchase of any shares, stocks, bonds, notes, debentures or other securities of, any Person or the acquisition of all or substantially all the assets of, any Person or of a business carried on by, or a division of, any Person;

“Arm’s Length” has the meaning interpreted for the purposes of the Income Tax Act (Canada), as in effect as of the date hereof;

“Authorization” means, with respect to any Person, any authorization, order, permit, approval, grant, licence, consent, right, notification, condition, franchise, privilege, certificate, judgment, writ, injunction, award, determination, direction, decree, by-law, rule or regulation of any Governmental Entity having jurisdiction over such Person, whether or not having the force of law;

“Bankers’ Acceptance” or “BA” means a bill of exchange, including a depository bill issued in accordance with the Depository Bills and Notes Act (Canada), drawn on the Bank by, and payable to the order of, the Borrower which have been accepted by the Bank;

“Business” means the business of software development, distribution, licensing and professional services in connection with the foregoing;

“Business Day” means a day, excluding Saturday, Sunday and any other day which shall be a legal holiday or a day on which banking institutions are closed in the province of Ontario;

“Canadian Dollars” and the symbol “Cdn$” means lawful money of Canada;

“Capital Expenditures” means, with respect to the Borrower, or any of its Subsidiaries, expenditures made for the purchase, lease or acquisition of assets (other than current assets) required to be capitalized in accordance with GAAP;

“Capitalized Lease Obligation” of any Person means any obligation of such Person to pay rent or other amounts under a lease of property, real or personal, that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP;

“Change of Control” means any Person acquires legal or beneficial ownership, either directly or indirectly, of a majority of the votes attached to the securities of the Borrower entitled to vote for the election of the Borrower’s board of directors;

“Collateral” means any and all assets of the Borrower or the Guarantor in respect of which the Bank has or will have a Lien securing any amount owing under a Credit Document;

“Credit Documents” means this Agreement, the BAs, the LGs, the Security Documents and all other documents to be executed and delivered to the Bank by the Borrower, the Guarantor or any other Person, as the case may be, as the same have been or may at any time and from time to time hereafter be amended, restated, supplemented, otherwise modified or replaced;

“Debt” of any Person means, at any time, (without duplication) (i) all indebtedness for borrowed money including borrowings of commodities, bankers’ acceptances, letters of credit or letters of guarantee; (ii) all indebtedness for the deferred purchase price of property or services represented by a note or other evidence of indebtedness; (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (iv) all indebtedness of another Person secured by a Lien on any properties or assets of the Person; (v) all obligations under leases which have been or should be, in accordance with GAAP, recorded as capital leases in respect of which the Person is liable as lessee; (vi) the aggregate amount at which any shares in the capital of the Person which are redeemable or retractable at the option of the holder may be retracted or redeemed for cash or Debt provided all conditions precedent for such retraction or redemption have been satisfied; (vii) all Debt Guaranteed by the Person; and (viii) all current liabilities of such Person represented by a note, bond, debenture or other evidence of debt;

“Debt Guaranteed” by any Person means the maximum amount which may be outstanding at any time of all Debt of the kinds referred to in (i) through (vi) and (viii) of the definition of Debt which is directly or indirectly guaranteed by the Person or which the Person has agreed (contingently or otherwise) to purchase or otherwise acquire, or in respect of which the Person has otherwise assured a creditor or other Person against Loss, provided that in circumstances in which less than such amount has been guaranteed by the Person, only the guaranteed amount shall be taken into account in determining such Person’s Debt Guaranteed;

“Default” means an event which, with the giving of notice or passage of time, or both, would constitute an Event of Default;

“Disclosure Schedule” means Schedule D attached hereto;

“Distribution” means, in respect of any Person, the amount of (i) any dividend or other distribution on issued shares or other equity interests of such Person; (ii) the purchase, redemption or retirement amount of any issued shares, warrants or any other options or rights to acquire shares of the Person redeemed, retired or purchased by such Person; and (iii) any payment of principal or interest made on, under, or in respect of, any Debt of such Person;

2

“Disposition” means, with respect to any property of any Person, any direct or indirect sale, lease (where such Person is the lessor of such property), voluntary disposition (including by way of a Sale-Leaseback Transaction, reorganization, consolidation, amalgamation or merger), transfer (including any transfer of title or possession), exchange, conveyance, release, abandonment or seizure, and “Dispose” and “Disposed” have meanings correlative thereto;

“EBITDA” means, for any fiscal period, net income from continuing operations (excluding extraordinary gains or losses) plus, to the extent deducted in determining net income, interest expense and income taxes accrued during, and depreciation, restructuring and amortization expenses deducted for, the period;

“Environmental Activity” means any activity, event or circumstance in respect of a Hazardous Substance, including, without limitation, its storage, use, holding, collection, purchase, accumulation, assessment, generation, manufacture, construction, processing, treatment, stabilization, disposition, handling or transportation, or its Release into the natural environment, including movement through or in the air, soil, surface water or groundwater.

“Environmental Laws” means all applicable Laws relating to the environment, health and safety matters or conditions, Hazardous Substances, pollution or the protection of the environment, including Laws relating to (i) on-site or off-site contaminations; (ii) occupational health and safety relating to Hazardous Substances; (iii) chemical substances or products; (iv) releases of pollutants, contaminants, chemicals or other industrial, toxic or radioactive substances or Hazardous Substances into the environment; and (v) manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Substances;

“Environmental Liabilities” means all losses and claims under applicable Environmental Laws, whether known or unknown, current or potential, past, present or future, imposed by, under or pursuant to Environmental Laws or otherwise relating to any environmental condition, fact or circumstance requiring Remedial Action under any Environmental Law, including all losses and claims related to Remedial Actions and all reasonable fees, disbursements and expenses of counsel, experts, personnel and consultants, where such losses and claims are based on, arise out of or are otherwise in respect of (i) the ownership or operation of the Business or any assets related to the Business; (ii) the conditions on, under, above or about any real property, assets, equipment or facilities currently or previously owned, leased or operated by the Borrower or any of the Restricted Subsidiaries; (iii) expenditures necessary to cause the operations of the Business or assets either related to the Business or owned, leased or operated by the Borrower or any of the Restricted Subsidiaries to comply with any and all environmental requirements, including expenditures in connection with obtaining all Environmental Permits; (iv) expenditures necessary to effect the environmental closure, environmental decommissioning or environmental rehabilitation of any of the operations of the Business or assets either related to the Business or owned, leased or operated by the Borrower or any of the Restricted Subsidiaries; (v) liability for personal injury or property damage, including damages assessed for the maintenance of a public or private nuisance; and (vi) any other matter affecting the real property, assets, equipment or facilities of the Borrower or any of the Restricted Subsidiaries, whether owned or leased, relating to any Environmental Law or otherwise within the jurisdiction of a Governmental Entity arising through its administration of any Environmental Law;

3

“Environmental Permits” includes all permits, certificates, approvals, registrations and licenses issued by any Governmental Entity to the Borrower or any of the Restricted Subsidiaries or to the Business pursuant to Environmental Laws and required for the operation of the Business or use of the Owned Properties, Leased Properties or other assets;

“Equivalent Cdn$ Amount” means, at any relevant time, on any day and with respect to any amount of US Dollars, the amount of Canadian Dollars which would be required to buy such amount of US Dollars at the Bank of Canada noon rate quoted for the exchange of US Dollars into Canadian Dollars on such day (as quoted or published from time to time by the Bank of Canada);

“Existing Credit Agreement” means that certain credit agreement dated as of July 2, 2002 between the Bank and the Borrower providing for a $10,000,000 demand operating facility;

“Equivalent US$ Amount” means, at any relevant time, on any day and with respect to any amount of Canadian Dollars, the amount of US Dollars which would be required to buy such amount of Canadian Dollars at the Bank of Canada noon rate quoted for the exchange of Canadian Dollars into US Dollars on such day (as quoted or published from time to time by the Bank of Canada);

“Financial Quarter” means, in relation to the Borrower, a period of three consecutive months in each Financial Year of the Borrower ending on September 30, December 31, March 31, June 30, as the case may be, of such year;

“Financial Year” means, in relation to the Borrower, its financial year commencing on July 1 of each calendar year and ending on June 30 of the subsequent calendar year;

“GAAP” means, generally accepted accounting principles in effect from time to time in Canada applied in a consistent manner from period to period;

“Governmental Entity” means any (i) multinational, federal, provincial, state, municipal, local or other government, governmental or public department, central bank, court, commission, board, bureau, agency or instrumentality, domestic or foreign; (ii) any subdivision or authority of any of the foregoing; or (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above;

“Hazardous Substance” means any liquid, gaseous or solid matter, vibration, ray, heat, odour, radiation or energy which is or is deemed to be, alone or in any combination, hazardous, hazardous waste, toxic, a pollutant, a deleterious substance, a contaminant or a source of contaminant;

“Intellectual Property” means, collectively, all patents, industrial designs, trade-marks, trade secrets and know-how including without limitation environmental technology and biotechnology, confidential information, trade-names, goodwill, copyrights, personality rights, plant breeders’ rights, integrated circuit topographies, software licences, discoveries, improvements, process, formula, know-how, data, plans, specifications and all other forms of intellectual and industrial property, and any registrations and applications for registration of any of the foregoing;

4

“Interest Determination Date” means, with respect to a Libor Loan, the date which is 2 Business Days before the first day of the Libor Interest Period applicable to such Libor Loan;

“Investments” means any advances, loans, guarantees or other extensions of credit or capital contributions (other than prepaid expenses in the ordinary course of business) to (by means of transfers of property, money or assets), or any purchase of any shares, stocks, bonds, notes, debentures or other securities of, any Person;

“Letter of Guarantee” or “LG” means a documentary credit issued by the Bank on behalf of the Borrower for the purpose of providing security to a third party that the Borrower or a Person designated by the Borrower will perform a contractual obligation owed to such third party;

“Libor” means, with respect to each Libor Interest Period applicable to a Libor Loan, the annual rate of interest (rounded upwards, if necessary, to the nearest whole multiple of one sixteenth of one percent (1/16th%)), at which the Bank, in accordance with its normal practice, would be prepared to offer deposits to leading banks in the London Interbank Market for delivery on the first day of each of such Libor Interest Period, for a period equal to each such Libor Interest Period, such deposits being in US currency of comparable amounts to be outstanding during such Libor Interest Period, at or about 10:00 a.m. (Toronto time) on the Interest Determination Date;

“Libor Interest Date” means with respect to any Libor Loan, the last day of each Libor Interest Period and, if the Borrower selects a Libor Interest Period for a period longer than 3 months, the Libor Interest Date shall be the date falling every 3 months after the beginning of such Libor Interest Period as well as the last day of such Libor Interest Period;

“Libor Interest Period” means, with respect to any Libor Loan, the initial period (subject to availability) of approximately 1 month (or longer whole multiples of 1 month to and including 6 months as selected by the Borrower and notified to the Bank by written notice) or such shorter or longer period as the Bank in its sole discretion shall make available commencing on the date on which such Libor Loan is made or another method of Borrowing is converted to a Libor Loan, as the case may be, and thereafter, while such Libor Loan is outstanding, each successive period (subject to availability) of 1 month (or longer whole multiples of 1 month to and including 6 months, as selected by the Borrower and notified to the Bank by written notice) commencing on the last day of the immediately preceding Libor Interest Period;

“Lien” means any mortgage, charge, pledge, hypothecation, security interest, assignment, encumbrance, lien (statutory or otherwise), charge, title retention agreement or arrangement, restrictive covenant or other encumbrance of any nature or any other arrangement or condition that in substance secures payment or performance of an obligation;

“Loss” means any loss whatsoever, whether direct or indirect, including expenses, costs, damages, judgments, penalties, fines, charges, claims, demands, liabilities and any and all legal fees and disbursements, except any such loss representing loss of profit.

“Material Adverse Effect” means a material adverse effect on the business, revenues, operations, assets, liabilities (contingent or otherwise) or financial condition, in each case, taken as a whole, of the Borrower and its Subsidiaries taken as a whole, or on the Security;

5

“Material Agreements” means any agreement, contract or similar instrument to which the Borrower or any of its Subsidiaries is a party or to which any of their property or assets may be subject for which breach, non-performance, cancellation, failure to renew, termination, revocation or lapse could reasonably be expected to have a Material Adverse Effect;

“Material Permits” means the Authorizations, the breach, non-performance, cancellation or non-availability of which or failure of which to renew or maintain could reasonably be expected to have a Material Adverse Effect;

“Material Restricted Subsidiaries” means any Subsidiary, other than IXOS Software AG or Gauss Interprise AG or any of their respective Subsidiaries, whose total value of assets is greater than $10,000,000 or whose gross revenues are greater than $8,000,000 as set out in the most recently delivered financial statements of the Borrower;

“Minority Gauss Share Purchase” means the purchase of shares from the minority shareholders of Gauss Interprise AG;

“Minority IXOS Share Purchase” means the purchase of shares from minority shareholders of IXOS Software AG;

“Person” includes a natural person, a partnership, a joint venture, a trust, a fund, an unincorporated organization, a company, a corporation, an association, a government or any department or agency thereof, and any other incorporated or unincorporated entity;

“Permitted Liens” means the security granted by the Borrower to Computershare Trust Company of Canada relating to the real property located at 275 Frank Tompa Drive, Waterloo, Ontario and Liens on the assets of the Borrower or any Restricted Subsidiary securing Debt permitted to be incurred pursuant to Section 18(a)(ii).

“Potential Prior-Ranking Claims” means all amounts owing or required to be paid, where the failure to pay any such amount could give rise to a claim pursuant to any law, statute, regulation or otherwise, which ranks or is capable of ranking in priority to the Bank’s security or otherwise in priority to any claim by the Bank for repayment of any amounts owing under this Agreement;

“RBP” means the annual rate of interest publicly announced by the Bank from time to time as being its “prime” reference rate then in effect for determining interest rates on commercial loans made in Canadian Dollars in Canada;

“RBPAF” means the annual rate publicly announced by the Bank from time to time as its reference rate then in effect for determining fees on BAs;

“RBUSBR” means the annual rate of interest publicly announced by the Bank from time to time as its reference rate then in effect for determining interest rates on commercial loans made in US Dollars in Canada;

“Release” includes discharge, spray, inject, inoculate, abandon, deposit, spill, leak, seep, pour, emit, empty, throw, dump, place and exhaust, and when used as a noun has a similar meaning;

6

“Remedial Action” means any action required under any applicable Environmental Law to (i) clean up, remove, treat or in any other way deal with Hazardous Substances in the environment; (ii) prevent any release of Hazardous Substances where such release would violate any Environmental Laws or would endanger or threaten to endanger public health or welfare or the environment; or (iii) perform remedial studies, investigations, restoration and post-remedial studies, investigations and monitoring on, about or in connection with any of the Owned Properties, the Leased Properties or other assets of the Borrower and the Restricted Subsidiaries;

“Restricted Subsidiaries” means collectively, all of the Subsidiaries of the Borrower other than (i) Gauss Interprise AG and its Subsidiaries, and (ii) IXOS Software AG and its Subsidiaries;

“Royalty Agreements” means, collectively, the agreements described in the Disclosure Schedule at Item 8.

“Sale-Leaseback Transaction” means, with respect to any Person, any direct or indirect arrangement entered into from the date hereof pursuant to which such Person or subsidiary of such Person transfers or causes the transfer of property to another Person and leases it back to such Person as a Capitalized Lease Obligation;

“Security Documents” means, collectively, the agreements referred to in Section 14 and any other security granted to the Bank, as security for the obligations of the Borrower, each Subsidiary of the Borrower, or any other Person, as the case may be, under this Agreement and the other Credit Documents, as the same have been or may at any time and from time to time hereafter be amended, restated, supplemented, otherwise modified or replaced;

“Subsidiary” means, at any time, as to any Person, any corporation, limited partnership or other Person, if at such time the first mentioned Person owns, directly or indirectly, securities or other ownership interests in such corporation, limited partnership or other Person, having ordinary voting power to elect a majority of the board of directors or persons performing similar functions for such corporation, limited partnership or other Person;

“US Dollars”, “US$” and “$” each means lawful money of the United States of America in same day immediately available funds.

7

Schedule B

Schedule “B” to the agreement dated February 2, 2006, between Open Text Corporation, as Borrower, and Royal Bank of Canada, as the Bank.

NOTICE REQUIREMENTS FOR BORROWINGS

Type of Borrowing	Prior Notice

RBP Loans and RBUSBR Loans	By 3:00 p.m. on the day of the proposed Borrowing

BAs	By 11:00 a.m. on the Business Day prior to the proposed Borrowing

Libor Loans	By 11:00 a.m. three (3) Business Days prior to the proposed Borrowing

LGs	By 2:00 p.m. on the Business Day of the proposed Borrowing

Each notice of a Borrowing shall be in writing and shall specify (i) the requested date of the Borrowing, (ii) the type of Borrowing, (iii) the aggregate amount of the Borrowing, (iv) the purpose for which the proceeds will be used, and (v) in the case of BAs and LGs, the maturity date.

NOTICE REQUIREMENTS FOR OPTIONAL REPAYMENTS

Type of Borrowing	Prior Notice

RBP Loans and RBUSBR Loans	By 3:00 p.m. on the day of the proposed repayment

Libor Loans	Subject to penalty, by 3:00 p.m. on the Business Day of the proposed repayment

LGs	See below

BORROWING CONDITIONS

BAs

Borrowings made otherwise than by way of RBP Loans or RBUSBR Loans will be subject to the following terms and conditions:

(a)	BAs shall be issued and mature on a Business Day and shall be issued in minimum face amounts of $500,000 or such larger amount as is a whole multiple of $100,000 for terms of not less than 30 and not more than 180 days;

(b)	notwithstanding any other provision of this Agreement, the Borrower shall indemnify the Bank against any Loss, cost or expense incurred by the Bank if any BA is repaid, prepaid, converted or cancelled other than on the maturity date of such BA;

(c)	any BA issued under the Credit Facility must have a maturity on or before the Repayment Date, unless otherwise agreed by the Bank; and

(d)	prior to the issue of any BA the Borrower shall execute the Bank’s standard form of undertaking and agreement in respect of BAs. If there is any inconsistency at any time between the terms of this Agreement and the terms of the Bank’s standard form of undertaking and agreement, the terms of this Agreement shall govern.

Libor Loans

(a)	Notwithstanding any other provision of the Agreement, the Borrower shall indemnify the Bank against any loss, cost or expense incurred by the Bank if any LIBOR Loan is repaid, prepaid, converted or cancelled other than the maturity date of such LIBOR Loan.

LGs

(a)	Each LG shall expire on a Business Day and shall have a term of not more than 365 days;

(b)	at least 2 Business Days prior to the issue of an LG, the Borrower shall execute a duly authorized application with respect to such LG, as the case may be, and each LG shall be governed by the terms and conditions of the relevant application for such instrument;

(c)	an LG may not be revoked prior to its expiry date unless the consent of the beneficiary of the LG, as the case may be, has been obtained; and

(d)	if there is any inconsistency at any time between the terms of this Agreement and the terms of the application for an LG, the terms of the application for such LG, as the case may be, shall govern.

2

Schedule C

Schedule “C” to the agreement dated February 2, 2006, between Open Text Corporation, as Borrower, and Royal Bank of Canada, as the Bank.

COMPLIANCE CERTIFICATE

I, ___________________________________, the __________________________ [insert title] of Open Text Corporation (the “Borrower”) hereby certify, on behalf of the Borrower and without personal liability as of ________ [insert last day of Financial Quarter/Financial Year, as applicable]:

1.	I am familiar with and have examined the provisions of the letter agreement (the “Agreement”) dated February 2, 2006, between the Borrower, and Royal Bank of Canada (the “Bank”), as the Bank, and have made reasonable investigations of corporate records and inquiries of other officers and senior personnel of the Borrower and each Guarantor. Terms defined in the Agreement have the same meanings when used in this certificate.

2.	The representations and warranties contained in the Agreement are true and correct.

3.	No event or circumstance has occurred which constitutes or which, with the giving of notice, lapse of time, or both, would constitute a breach of any covenant or other term or condition of the Agreement and there is no reason to believe that during the next Financial Quarter of the Borrower, any such event or circumstance will occur.

Dated this                                  day of                                 , 20         .

Per:
Name:
Title: